Exhibit 99.1

METLIFE CONFIRMS FIRST QUARTER 2020
SERIES A PREFERRED STOCK DIVIDEND

NEW YORK, March 5, 2020- MetLife, Inc. (NYSE: MET) today announced that it has confirmed its previously announced declaration of the first quarter 2020 dividend of $0.25277777 per share on the company’s floating rate non-cumulative preferred stock, Series A (NYSE: MET PRA).

The New York Stock Exchange has not yet set an ex-dividend date for the Series A preferred stock. Following this confirmatory announcement, the New York Stock Exchange will set an ex-dividend date for the Series A preferred stock. The dividend will be payable March 16, 2020, to shareholders of record as of March 1, 2020.

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Contacts:     For Media:    Ashia Razzaq    (212) 578-1538
For Investors: John Hall (212) 578-7888

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 markets and holds leading positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
The forward-looking statements in this news release, such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it has no obligation to correct or update any of these statements.